FIFTH ARTICLES OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF
              INCORPORATION OF THE PANDA PROJECT, INC.

     Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, The Panda Project, Inc. (the "Company"), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

          FIRST: The name of the Company is The Panda Project, Inc.

          SECOND: Article III of the Amended and Restated Articles of Incorporation of the Company is hereby amended by redesignating
Section B.3 thereof as Section B.4 and by inserting the following as new Section B.3, which reads as follows:

       3.   SERIES A CONVERTIBLE PREFERRED STOCK
            ------------------------------------

One Thousand (1,000) shares of Preferred Stock of the Company are hereby designated as "Series A-1 Convertible Preferred Stock" (the "Series A Preferred Shares"), par value $.01 per share, which shall have the following preferences, limitations and relative rights:

     1. DIVIDENDS. (a) The holders of the Series A Preferred Shares (each a "Holder" and, collectively, the "Holders"), in preference to the holders of Junior Shares, shall be entitled to receive cash dividends on each Series A Preferred Share at the rate of 5% per annum of the Purchase Price (as defined in the Subscription Agreement hereafter referred to), due and payable quarterly in arrears on the last day of March, June, September and December of each year (each a "Dividend Payment Date"), with the first such payment due on March 31, 1998. Accrual of dividends shall commence on the first business day to occur after February 11, 1998 and shall continue until all of the Series A Preferred Shares have been converted in full. The dividends so payable will be paid to the person in whose name the Series A Preferred Shares (or one of more predecessor Series A Preferred Shares) are registered on the records of the Company regarding registration and transfers of the Series A Preferred Shares (the "Series A Preferred Shares Register"); provided, however, that the Company's obligation to a transferee of the Series A Preferred Shares shall arise only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Subscription Agreement dated as of February 11, 1998 between the Company and the Subscribers thereto (the "Subscription Agreement"). The dividends are payable in such coin or currency of the United States of America, to each Holder, at the address last appearing on the Series A Preferred Shares Register as designated in writing by such Holder of Series A Preferred Shares from time to time; provided, however, that in lieu of paying such dividends in coin or currency, the Company may, at its option, pay dividends on the Series A Preferred Shares for any Dividend Payment Date by adding the amount of such dividend to the Purchase Price ("PIK Dividend") pursuant to a statement in the form of
Exhibit 2 hereto ("PIK Statement") delivered by the Company to each of the Holders on or prior to the applicable Dividend Payment Date. If neither the cash dividend due hereunder is paid, nor the PIK Statement is delivered, to the Holders within 10 calendar days of the applicable Dividend Payment Date, the Company shall no longer have the right to choose the PIK Dividend option with respect to the dividend payable on such Dividend Payment Date and each Holder may elect either the cash dividend or the PIK Dividend hereunder at its option with respect to the dividend payable on such Dividend Payment Date. Any PIK Dividend when so added to the Purchase Price shall, for all purposes of this Certificate of Designations, be deemed to be part of the Purchase Price for purposes of determining dividends thereafter payable hereunder and amounts thereafter convertible into Common Stock hereunder. The Company will pay all accrued and unpaid dividends due to the person that is the holder of the Series A Preferred Shares on the records of the Company as of the tenth (10th) day prior to the applicable payment date and addressed to such Holder at the last address appearing on the Series A Preferred Shares Register. Except as otherwise provided herein, dividends due hereunder shall bear interest, from and after the occurrence and during the continuance of a failure to declare or pay a dividend hereunder, at the rate equal to the lower of twenty percent (20%) per annum and the highest rate permitted by law.

          (b) If the stated dividends on the Series A Preferred Shares are not paid in full, Series A Preferred Shares and all Pari Passu Shares, if any, shall share ratably in the payment of dividends on such shares in accordance with the sums which would be payable on such shares if all dividends were paid in full. So long as any Series A Preferred Share is outstanding, no dividends whatever shall be paid or declared, nor shall any distribution be made, on any Junior Shares, unless all cash dividends or PIK Dividends on Series A Preferred Shares for all past quarterly dividend periods shall have been paid or declared and a sum of cash or amount of Series A Preferred Shares sufficient for the payment thereof set apart.

     2. TRANSFERS. The Series A Preferred Shares have been issued subject to investment representations of the original purchaser thereof and may be transferred or exchanged in the United States only in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws as an exemption therefrom. Prior to due presentment for transfer of the Series A Preferred Shares, the Company may treat the person in whose name the Series A Preferred Shares are duly registered on the Series A Preferred Shares Register as the owner thereof for the purpose of receiving payment as herein provided and all other purposes, and the Company shall not be affected by notice to the contrary.

     3. DEFINITIONS. For purposes hereof the following definitions shall apply:

          "CERTIFICATE OF DESIGNATIONS" shall mean Section B.3 of
Article III of the Company's Amended and Restated Articles of Incorporation as set forth in these Fifth Articles of Amendment of Amended and Restated Articles of Incorporation of the Company.

          "COMMON STOCK" shall mean the Common Stock, par value $0.01 per share, of the Company.

          "CONVERSION DATE MARKET PRICE" shall mean, as of any Holder Conversion Date or other date of designation, an amount that is equal to the lesser of, subject to adjustment as provided herein, (a) the Fixed Conversion Price and (b) that percentage of the average Market Price for Shares of Common Stock during the five (5) trading days immediately preceding the Holder Conversion Date equal to (i) 92% if converted during the period beginning 120 days from the applicable Issuance Date and ending 180 days from the applicable Issuance Date, or (ii) 90% if converted at any time after 180 days from the applicable Issuance Date.

          "CONVERSION NOTICE" shall have the meaning set forth in Paragraph 6(c).

          "CONVERSION RATE" shall have the meaning set forth in Paragraph 6(b).

          "FIXED CONVERSION PRICE" shall mean an amount equal to 115% of the average of the closing bid price per share of Common Stock for the five (5) trading days immediately preceding the applicable Issuance Date; provided, however, that in the event that the Company offers, sells, contracts to sell or otherwise issues or agrees to issue any securities of the Company, convertible or otherwise, in a private placement transaction (other than pursuant to any existing stock or option or similar equity-based compensation plans for employees, officers, directors or consultants, as hereinafter amended), with a maximum conversion price per share of Common Stock of, or in the case of a Common Stock offering a purchase price per share equal to, an amount less than 115% of the average of the closing bid price per share of Common Stock for the five (5) trading days immediately preceding the applicable Issuance Date, then the "Fixed Conversion Price" shall mean, for any Series A Preferred Shares not yet converted, such lower conversion price or offer price per share; and provided, further, that in the event of any stock split, subdivision, combination, reorganization, exchange, substitution or reclassification, the Fixed Conversion Price shall be equitably and appropriately adjusted to reflect such change.

          "HOLDER CONVERSION DATE" shall have the meaning set forth in Paragraph 6(c).

          "INITIAL SHARES" shall mean the Old Series A Shares and the New Series A Shares issued in exchange therefor pursuant to Paragraph 32.

          "ISSUANCE DATE" shall mean, with respect to the Initial
Shares, February 11, 1998, and with respect to other Preferred Shares, the date of issuance of the applicable Preferred Share pursuant to the Subscription Agreement.

          "JUNIOR SHARES" shall have the meaning set forth in Paragraph 13.

          "LIQUIDATION VALUE" shall have the meaning set forth in Paragraph 13.

          "MANDATORY CONVERSION DATE" shall have the meaning set forth in Paragraph 7(a).

          "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

               (i) If the Common Stock is listed on NASDAQ, the closing bid price as reported by the Bloomberg Service on the date of valuation;

               (ii) If the Common Stock is listed on a national securities exchange, the lowest reported bid price on such exchange on the date of valuation;

               (iii) If neither clause (i) nor (ii) above applies but the Common Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the lesser of (A) the lowest sales price or
(B) the lowest reported "bid" price thereof on the date of valuation;
and

               (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

          "NEW SERIES A SHARES" shall mean the 600 Series A Preferred Shares to be issued in exchange for the Old Series A Shares upon the filing hereof.

          "OLD SERIES A SHARES" shall mean the 600 shares of Series A Convertible Preferred Stock originally issued on February 11, 1998.

          "PARAGRAPH 4 TRANSACTION" shall mean a merger, consolidation or other transaction referred to in Paragraph 4.

          "PARI PASSU SHARES" shall have the meaning set forth in Paragraph 13.
          "PREFERRED FUNDS" shall have the meaning set forth in Paragraph 13.

          "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Subscription Agreement.

          "SUBSCRIPTION AGREEMENT" shall have the meaning set forth on page 1 of this Certificate of Designations.

          "UNDERLYING SHARES" shall mean the Common Stock issuable upon conversion of the Series A Preferred Shares.

     4. PARAGRAPH 4 TRANSACTIONS. (a) If at any time (i) there occurs any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation) or there occurs any other corporate reorganization or transaction or series of related transactions, and as a result thereof the shareholders of the Company pursuant to such merger, consolidation, reorganization or other transaction own in the aggregate less than 50% of the voting power or common equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, (ii) the Company transfers all or substantially all of the Company's assets to another corporation or other entity or person or (iii) the Company shall fix a record date for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of Common Stock) (a "Paragraph 4 Transaction"), then each Holder of Series A Preferred Shares, at such Holder's option, (a) may participate in any such Paragraph 4 Transaction as a class with common shareholders on the same basis as if the Series A Preferred Shares had been converted one day prior to the announcement of such transaction (or record date for such distribution or dividend), or (b) may require that the Company at its option (i) pay to the holder as liquidated damages and not as a penalty an amount equal to 120% of the Holder's Purchase Price of such Series A Preferred Shares, which amount has been determined to be reasonable in view of the difficulty of estimating actual damages, or
(ii) redeem such Holder's Series A Preferred Shares at a redemption price per Series A Preferred Share equal to 120% of such Holder's Purchase Price of such Series A Preferred Shares, plus accrued but unpaid dividends to the date of redemption. Any payment of liquidated damages by the Company may be made in eight equal installments, the first installment to be paid within ten (10) days after the Paragraph 4 Transaction and the remaining seven installments to be paid on the last day of each succeeding calendar month thereafter, such installments to include interest of 8% per annum on the outstanding balance from the date of the Paragraph 4 Transaction. Notice of the Holder's election under this Paragraph 4 shall be given not less than five (5) days prior to the consummation of such Paragraph 4 Transaction, and in the case of a redemption pursuant to clause
(b)(ii), shall include a representation by the Company that the Company possesses, and will possess, legally available funds sufficient to consummate such redemption.

     5. CONVERSION AT THE OPTION OF THE COMPANY. (a) If, at any time after the Issuance Date, the closing bid price of the Common Stock is equal to or greater than $12.00 per share for the twenty (20) consecutive trading days immediately preceding the date of the Company's notice of conversion delivered pursuant to Paragraph 5(b) hereof, the Company may require the Holders to convert the Series A Preferred Shares, in whole but not in part, provided that: the notice provisions set forth in Paragraph 5(b) hereof have been complied with; the Registration Statement for the Common Stock issuable upon conversion of the Series A Preferred Shares is effective on each day during the period beginning 20 days prior to the date of the Company's notice of conversion and ending on and including the date of conversion; the Common Stock is designated for quotation on the Nasdaq National Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. and is not suspended from trading thereon; during the period beginning on the Issuance Date and ending on and including the date of conversion, the Company shall have delivered shares of Common Stock upon conversion of the Series A Preferred Shares on a timely basis as set forth in Paragraph 6(c) of this Certificate of Designations; and the Company otherwise has satisfied its obligations and is not in default under this Certificate of Designations, the Subscription Agreement or the Registration Rights Agreement.

          (b) Notice of the Company's intention to require conversion shall be given to each Holder of Series A Preferred Shares subsequent to the twenty (20) consecutive trading day period referred to in Paragraph 5(a) and not less than sixty (60) days prior to the date of conversion of the Series A Preferred Shares, by first class mail, postage prepaid, to such Holder of Series A Preferred Shares at the address of such Holder; provided, that such 60-day period shall be extended by the number of days in such period, if any, during which trading of Common Stock is suspended or otherwise restricted. Each such notice shall state: (i) a conversion date, which shall be not less than 60 days following the date of mailing of the notice, (ii) each Holder's pro rata share of outstanding Series A Preferred Shares and (iii) the number of the Series A Preferred Shares to be converted.

          (c) Notice having been mailed as aforesaid, the Holder shall convert, on the date specified in the Company's notice, the maximum of (i) the number of Series A Preferred Shares specified in the Company's notice and (ii) the number of outstanding Series A Preferred Shares on such date, in each case at the Conversion Rate determined in accordance with Paragraph 6(b).

     6. CONVERSION OF THE OPTION OF THE HOLDER. A Holder of Series A Preferred Shares shall have the following conversion rights:

          (a) HOLDER'S RIGHTS TO CONVERT. Such Holder's Series A Preferred Shares shall be convertible at any time after the applicable Issuance Date, in whole or in part, but at a minimum number of five Series A Preferred Shares, at the option of such Holder, into fully paid, validly issued and nonassessable shares of Common Stock. If the Series A Preferred Shares are converted in part, the remaining portion of the Series A Preferred Shares not so converted shall remain entitled to the conversion rights provided herein. Prior to 120 days subsequent to the applicable Issuance Date, the Holder may so convert only at the Fixed Conversion Price.

          (b) CONVERSION PRICE FOR HOLDER CONVERTED SHARES. Series A Preferred Shares shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                              (P*N) + D
                        _____________________
                    Conversion Date Market Price


    P =   Purchase Price
    N =   Number of Series A Preferred Shares submitted for conversion
    D = accrued but unpaid dividends (not previously added to the Purchase Price on a PIK Statement) on P as of the Holder Conversion Date

          The number of shares of Common Stock into which each $1,000 aggregate Liquidation Value (as hereinafter defined) of the Series A Preferred Shares hereto may be converted pursuant to this Paragraph 6(b) is hereafter referred to as the "Conversion Rate."

          (c) MECHANICS OF CONVERSION. In order to convert Series A Preferred Shares (in whole or in part) into full shares of Common Stock, the Holder thereof shall surrender the certificates representing the Series A Preferred Shares (the "Preferred Share Certificates"), duly endorsed, by either overnight courier or 2-day courier, to the office of the transfer agent for the Series A Preferred Shares (or to the principal office of the Company if the Company serves as its own transfer agent), and shall give written notice in the form of Exhibit 1 hereto (the "Conversion Notice") by facsimile (with the original of such Notice forwarded with the foregoing courier) to the office of the designated transfer agent or the principal office of the Company, as the case may be, that the Holder elects to convert a number of Series A Preferred Shares (plus accrued but unpaid dividends) specified therein, which Conversion Notice shall be irrevocable by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Share Certificates are delivered to the Company or its designated transfer agent as provided above, or the Holder notifies the Company or its designated transfer agent that such Series A Preferred Shares have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Series A Preferred Shares.
          The Company shall use its best efforts to issue and deliver, by either overnight courier or two-day courier, within three business days after delivery to the Company of such Preferred Share Certificate, or after receipt of such agreement and indemnification, to such Holder of Series A Preferred Shares at the address of the Holder, or to its designee (and registered in the name of the Holder or its designee), a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and the number of Series A Preferred Shares of such Holder not submitted for conversion. The effective date of conversion (the "Holder Conversion Date") shall be deemed to be the date on which the Company receives by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the number of Series A Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Share Certificate representing the number of Series A Preferred Shares not converted.

     7. MANDATORY CONVERSION DATE. (a) On the date which is the fifth anniversary of the applicable Issuance Date (the "Mandatory Conversion Date"), the Company may, at its option, (i) require the Holders to convert the Series A Preferred Shares which remain outstanding on such date, in whole but not in part, at the Conversion Rate determined in accordance with Paragraph 6(b) or (ii) redeem such shares of Preferred Stock at a price in cash equal to the aggregate Liquidation Value thereof. Notice of the Company's election under this Paragraph 7(a) shall be given not less than 30 days prior to the Mandatory Conversion Date and, in the case of a redemption pursuant to clause (ii), shall include a representation by the Company that the Company possesses, and will possess, legally available funds sufficient to consummate such redemption.

          (b) If the Company elects to require conversion of the Series A Preferred Shares on the Mandatory Conversion Date pursuant to Paragraph 7(a)(i), the Series A Preferred Shares outstanding at such time shall be automatically and without notice converted into Common Stock on the Mandatory Conversion Date in accordance with the terms of this Certificate of Designations. The Company shall use its best efforts to issue and deliver to a Holder within three business days after delivery to the Company by such Holder of such Holder's Preferred Share Certificates, or after receipt of the agreement and indemnification described in Paragraph 6(c) above, at the address of such Holder, or to its designee (and registered in the name of such Holder or its designee), a certificate or certificates for the number of shares of Common Stock which such Holder shall be entitled to receive hereunder, together with a calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Mandatory Conversion Date. The Mandatory Conversion Date shall be a "Holder Conversion Date" for purposes of this Certificate of Designations.

     8.  STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS.

          (a) STOCK SPLITS AND COMBINATIONS. The Company shall not effect any stock split, subdivision or combination with an effective date within five (5) trading days of the Mandatory Conversion Date.

          (b) ADJUSTMENT OF FIXED CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by way of stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by way of combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (c) CERTAIN DIVIDENDS AND DISTRIBUTIONS. The Company shall not make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, with an effective date within five (5) trading days of the Mandatory Conversion Date.

          (d) ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the Holders of Series A Preferred Shares shall receive upon conversion thereof pursuant to Paragraph 6 hereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities had such Holder thereafter, during the period from the date of such event to and including the Holder Conversion Date, retained such securities, subject to all other adjustments called for during such period under this Paragraph 8 with respect to the rights of the Holders of the Series A Preferred Shares. For purposes of this Paragraph 8(d), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of all Series A Preferred Shares held by such Holder if the Holder Conversion Date had been the day preceding the date upon which the Company announced the making of such dividend or other distribution.

          (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Shares is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 8 or a merger or consolidation provided for in Paragraph 4), then and in each such event each Holder of Series A Preferred Shares shall have the right thereafter to convert such Series A Preferred Shares into the kind and amount of shares of stock or other securities or property receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Market Price for shares of Common Stock) issued in connection with the above described transaction.

          (f) REORGANIZATIONS. If at any time or from time to time after the applicable Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 8) then, as a part of such reorganization, effective provision shall be made so that the Holders of the Series A Preferred Shares shall thereafter be entitled to receive upon conversion of the Series A Preferred Shares the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled with respect to such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 8 with respect to the rights of the Holders of the Series A Preferred Shares after the reorganization to the end that the provisions of this Paragraph 8 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitable adjustment of the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

          (g) DISPUTE RESOLUTION. In the event of a dispute between a Holder of Series A Preferred Shares and the Company with respect to any of the adjustments required pursuant to the provisions of this Paragraph 8, then the Series A Preferred Shares shall be converted in a manner consistent with the Schedule of Computations delivered as set forth in paragraph (h) below, and the Company shall immediately deliver to the Holder that number of Series A Preferred Shares consistent with such Schedule of Computations. Such Holder of Series A Preferred Shares shall then be entitled, within 60 days of receipt of the Schedule of Computations, to submit such dispute to the American Arbitration Association for resolution according to then applicable rules thereof, which determination shall be final and binding. If it shall be determined that a Holder of Series A Preferred Shares should have received additional shares of Common Stock upon such conversion (the "Undelivered Shares") then, within three trading days of receipt of written notice of such determination, the Company shall issue to such Holder that number of additional shares of Common Stock as shall have a value, based upon the then Market Price for Shares of Common Stock, as shall equal the Undelivered Shares times the Market Price for Shares of Common Stock on the date of conversion. The cost of such proceeding shall be shared 50% by the Holder or Holders of Series A Preferred Shares involved in such dispute and 50% by the Company, except that the prevailing party, as determined by the arbitrator presiding over the arbitration, shall be entitled to recover reasonable attorney's fees, in addition to other costs and expenses and any other available remedy.

          (h) SCHEDULE OF COMPUTATIONS. All adjustments pursuant to this Paragraph 8 shall be notified in writing to the Holders of Series A Preferred Shares within three (3) trading days of the occurrence thereof and such notice shall be accompanied by a schedule of computations setting forth in detail the calculations used to determine such adjustments ("Schedule of Computations"). If so requested by a Holder of Series A Preferred Shares, the Company shall provide to such Holder within ten (10) trading days of its request therefor a certification of concurrence to the Schedule of Computations by the independent public accountants of the Company.

     9. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

     10. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall reserve and keep available at all times out of its authorized and unissued Common Stock, free of preemptive rights, such number of shares of Common Stock as shall be sufficient to enable the Company to satisfy any obligation to issue shares of Common Stock upon conversion of all of the Series A Preferred Shares pursuant hereto.

     11. TAXES. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of the Series A Preferred Shares.
     12. VOTING RIGHTS. Holders of Series A Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Act of the State of Florida, and as expressly provided in this Certificate of Designations.

     13. LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares (the "Junior Shares") in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series A Preferred Share equal to the sum of (i) the Purchase Price and (ii) any accrued but unpaid dividends (such sum being referred to as the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Series A Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Series A Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other person, nor the sale or transfer by the Company of substantially all or less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

     14. PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative
rights of the Series A Preferred Shares.   Without the prior express
written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or by-laws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Florida, containing any provisions which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. Unless the Company shall comply with Paragraph 4 above, in the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations and preferences provided for herein.

     15. RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the Series A Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the Holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares.

     16. LIMITATION ON NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue upon conversion of the Series A Preferred Shares, in the aggregate, more than a number of shares of Common Stock which, when added to the number of shares issuable upon exercise of the warrants to purchase up to 250,000 shares of Common Stock issued in connection with the Series A Preferred Shares, shall equal 19.99% (such percentage to be appropriately adjusted in the event of any change in the regulations of the Nasdaq National Market or other principal securities exchange or market upon which the Common Stock is or becomes traded) of the number of shares of Common Stock outstanding on the Issuance Date (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganizations and similar events relating to the Common Stock) (the "Exchange Cap"), if issuance of a greater number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of The Nasdaq Stock Market, Inc. or any other principal securities exchange or market upon which the Common Stock is or becomes traded. The Exchange Cap shall be allocated among the Series A Preferred Shares pro rata based on the total number of authorized Series A Preferred Shares. In the event that the Company does not issue Common Stock to a Holder of Series A Preferred Shares pursuant to this Section 16, such Holder may then make an election pursuant to Paragraph 26.

       17. VOTE TO CHANGE THE TERMS OF OR ISSUE SERIES A PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, shall be required for the following actions to be taken by the Company: (1) any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares or otherwise impair the rights or relative priority of the Holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any class of capital stock, or (2) any issuance of Series A Preferred Shares other than pursuant to the Subscription Agreement.

     18. NO REISSUANCE OF SERIES A PREFERRED SHARES. No Series A Preferred Shares acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Series A Preferred Shares shall be retired. No additional shares of Series A Convertible Preferred Stock shall be authorized or issued in addition to the Preferred Shares without the consent of at least 66 2/3% in interest of the Holders of Series A Preferred Shares outstanding immediately prior thereto.

     19. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Series A Preferred Shares set forth herein or the Holders thereof.

     20. LIMITATIONS ON HOLDER'S RIGHT TO CONVERT. Notwithstanding anything to the contrary contained herein, each Conversion Notice shall contain a representation that, after giving effect to the issuance of the shares of Common Stock pursuant to such conversion notice, the total number of shares of Common Stock deemed beneficially owned by the Holder (excluding shares that might otherwise be deemed beneficially owned by reason of the conversion right in the Series A Preferred Shares owned by the Holder), together with all shares of the Common Stock deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of Common Stock.

     21. REGISTRATION SUSPENSION. In the event that at any time or from time to time the effectiveness of any registration statement with respect to the Common Stock issuable upon conversion of the Series A Preferred Shares is suspended or trading in the Common stock on the New York Stock Exchange or the NASDAQ National Market System is suspended for a period of time ("Blackout Period"), the Mandatory Conversion Date hereunder shall be extended for a period equal to 1.5 times the number of days in such Blackout Period. Furthermore, additional provisions pertaining to the suspension of effectiveness of such registration statement set forth in Section 6 of the Registration Rights Agreement shall be applicable in the event of a Blackout Period and are specifically incorporated by reference herein.

     22. WAIVERS OF DEMAND, ETC. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     23. REPLACEMENT SERIES A PREFERRED SHARES. In the event that any Holder notifies the Company that its Series A Preferred Shares have been lost, stolen or destroyed, a replacement certificate identical in all respects to the original certificate (except for registration number and Purchase Price, if different than that shown on the original certificate) shall be promptly issued by the Company to such Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Series A Preferred Shares.

     24. PAYMENT OF EXPENSES. The Company agrees to pay all reasonable debts and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Certificate of Designations, the Subscription Agreement, the Warrants (as defined in the Subscription Agreement) or the Registration Rights Agreement.

     25.  ADDITIONAL RIGHTS.

          (a) LIQUIDATED DAMAGES OR REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the Holders of Series A Preferred Shares contained herein, after a Triggering Event (as defined below), each Holder of Series A Preferred Shares shall have the right, at such Holder's option, to require that the Company at its option (i) pay to the Holder as liquidated damages and not as a penalty an amount equal to the greater of (A) 125% of the Holder's Purchase Price of such Series A Preferred Shares, which amount has been determined to be reasonable in view of the difficulty of estimating actual damages, and (B) the product of (1) the Conversion Rate at such time and (2) the closing bid price of the Common Stock calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open (the "Liquidated Damages Amount") , or (ii) redeem such Holder's Series A Preferred Shares at a redemption price per Preferred Share equal to the greater of (A) the sum of (1) 125% of the Purchase Price of the Series A Preferred Shares and (2) any accrued but unpaid dividends, and (B) the product of (1) the Conversion Rate at such time and (2) the closing bid price of the Common Stock calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open ("Redemption Price"). Any payment of liquidated damages by the Company may be made in eight equal installments, the first installment to be paid within ten (10) days after the Triggering Event and the remaining seven installments to be paid on the last day of each succeeding calendar month thereafter, such installments to include interest of 8% per annum on the outstanding balance from the date of the Triggering Event.

          (b) "TRIGGERING EVENT". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

          (i) while a Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such Registration Statement lapses for any reason
               (including, without limitation, the issuance of a stop order) or is unavailable to the Holder of the Series A Preferred Shares for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of thirty consecutive trading days;

         (ii) the failure of the Common Stock to be listed or the suspension of trading of the Common Stock on the Nasdaq National Market, The Nasdaq SmallCap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five consecutive days;

        (iii) the Company's notice to any Holder of Series A Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series A Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Paragraph 26(a) below.

          (c) MECHANICS OF LIQUIDATED DAMAGES PAYMENT OR REDEMPTION UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each Holder of Series A Preferred Shares. At any time after receipt of a Notice of Triggering Event, any Holder of the Series A Preferred Shares then outstanding may, subject to Section 26 below, require the Company to elect payment of damages or redemption by delivering written notice thereof via facsimile and overnight courier ("Notice of Buyer Upon Triggering Event") to the Company, which Notice of Buyer Upon Triggering Event shall indicate (i) the number of Series A Preferred Shares that such Holder is submitting for redemption, should the Company elect redemption, and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Paragraph 25(a) above. Notwithstanding the foregoing, if (A) the Triggering Event is one described in Paragraph 25(b)(i) above, and (B) such lapse discontinues and a Holder of Series A Preferred Shares receives notice from the Company that the lapse in the effectiveness of the Registration Statement no longer continues prior to such Holder's delivery to the Company of the Holder's Notice of Buyer Upon Triggering Event, then the Holder shall no longer have the right to deliver a Notice of Buyer Upon Triggering Event to the Company with respect to such lapse.

     26.  INABILITY TO FULLY CONVERT.

          (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If, upon the Company's receipt of a Conversion Notice, the Company does not issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the Exchange Cap (as defined herein), from issuing all of the Common Stock which is to be issued to a Holder of Series A Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and, if such condition remains unremedied for a period of thirty days after the Company's receipt of a Conversion Notice with respect to the unconverted Series A Preferred Shares, the Holder, solely at such Holder's option, can elect to: (i) require that the Company at its option (I) pay to the holder as liquidated damages and not as a penalty an amount equal to the Liquidated Damages Amount, calculated as of such Conversion Date (as opposed to the date referred to in Paragraph 25(a) above), which amount has been determined to be reasonable in view of the difficulty of estimating actual damages, or (II) redeem such Holder's Series A Preferred Shares for which the Company is unable to issue Common Stock in accordance with such Holder's Conversion Notice ("Mandatory Redemption") at a redemption price per Preferred Share (the "Mandatory Redemption Price") equal to the Redemption Price calculated as of such Conversion Date (as opposed to the date referred to in Paragraph 25(a) above); (ii) if the Company's inability to fully convert Series A Preferred Shares is pursuant to Paragraph 26(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder's Conversion Notice; or (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series A Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice; provided, that, prior to the fourth anniversary of the Initial Closing Date (as defined in the Subscription Agreement), the Holder shall not have the right to elect to require the Company to pay liquidated damages or redeem Series A Preferred Shares pursuant to subsection (i) of this Paragraph 26(a) in the event the Company is prohibited by the Exchange Cap from issuing all of the Common Stock which is to be issued to a Holder of Series A Preferred Shares pursuant to a Conversion Notice pursuant to subsection (y) of this Paragraph 26(a) and, on and after such fourth anniversary, the Holder shall have such right of redemption only if the Company shall have failed to satisfy its obligations under the rules or regulations of The Nasdaq Stock Market, Inc. or any other principal securities exchange or market upon which the Common Stock is or becomes traded for a period of 120 days after the Holders and their respective "affiliates" shall have acquired a number of shares of Common Stock equal to the Exchange Cap, which 120-day period shall begin no earlier than such fourth anniversary. The Company agrees to use its best efforts to satisfy the foregoing obligations in order to issue a number of shares of Common Stock in excess of the Exchange Cap in the event that the Conversion Rate shall not exceed $2.50 for thirty (30) consecutive trading days subsequent to the aforementioned 120-day period. In addition to the foregoing, the rate of dividend on all of the Series A Preferred Shares (including Series A Preferred Shares for which a Conversion Notice has not yet been sent), shall, to the maximum extent permitted by law, be permanently increased by two percent (2%) (i.e., from 5% to 7%) commencing on the first day of the thirty (30) day period (or part thereof) following the receipt of a Conversion Notice; an additional two percent (2%) commencing on the first day of each of the second and third such thirty (30) day periods (or part thereof); and an additional one percent (1%) on the first day of each consecutive thirty (30) day period (or part thereof) thereafter until such securities have been duly converted or redeemed as herein provided; provided that in no event shall the rate of dividend exceed the lower of 20% and the highest rate permitted by applicable law. Any such dividend which is not paid when due shall, to the maximum extent permitted by law, accrue dividends until paid at the rate from time to time currently equal to the dividend rate on the Series A Preferred Shares. Any payment of liquidated damages by the Company may be made in eight equal installments, the first installment to be paid within ten (10) days after the Triggering Event and the remaining seven installments to be paid on the last day of each succeeding calendar month thereafter, such installments to include interest of 8% per annum on the outstanding balance from the date of the event giving rise to the payment of liquidated damages under this Paragraph 26 (a "Paragraph 26 Event").

          (b) MECHANICS OF FULFILLING HOLDERS ELECTION. The Company shall immediately send via facsimile to a Holder of Series A Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Paragraph 26(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, (ii) the number of Series A Preferred Shares which cannot be converted, and (iii) the applicable Mandatory Redemption Price. Such Holder must within ten (10) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("Notice in Response to Inability to Convert") of its election pursuant to Paragraph 26(a) above.

          (c) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one Holder of Series A Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Shares pursuant to this Paragraph 26, the Company shall convert and redeem from each Holder of Series A Preferred Shares electing to have Series A Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro-rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being converted and redeemed at such time; provided, that no redemption shall be required if the Company elects to pay liquidated damages pursuant to Section 26(a)(i)(I).

     27. PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Buyer Upon Triggering Event from any Holder of Series A Preferred Shares, the Company shall immediately notify each Holder of Series A Preferred Shares by facsimile of the Company's receipt of such Notice(s) Option of Buyer Upon Triggering Event and each Holder which has sent such a Notice shall promptly submit to the Company or its designated transfer agent such Holder's Preferred Share Certificates which such Holder has elected to have redeemed. Subject to the last sentence of this Paragraph 27, the Company shall deliver the applicable Redemption Price to such Holder within ten business days after the Company's receipt of the requisite notices required to effect a redemption; provided that a Holder's Preferred Share certificates shall have been so delivered to the Company or its designated transfer agent; provided further that if the Company is unable to redeem all of the Series A Preferred Shares to be redeemed, the Company shall redeem an amount from each Holder of Series A Preferred Shares being redeemed equal to such Holder's pro-rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being redeemed. If the Company shall fail to redeem all of the Series A Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder of Series A Preferred Shares may have under this Certificate of Designations and the Subscription Agreement, the applicable Redemption Price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the lesser of the highest rate permitted by law and the rate of 2.0% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a Holder of Series A Preferred Shares submitted for redemption, such Holder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such Holder(s) all of the Series A Preferred Shares that were submitted for redemption by such Holder(s) under this Paragraph 27 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such Holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Series A Preferred Shares submitted to the Company by each Holder for redemption under this Paragraph 27 and for which the applicable Redemption Price has not been paid, (iii) the Fixed Conversion Price of such returned Series A Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and (B) the lowest closing bid price of the Common Stock during the period beginning on the date on which the Notice(s) of Buyer Upon Triggering Event is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect. Payment of redemption pursuant to this Paragraph 27 shall be inapplicable in the event the Company elects to pay liquidated damages pursuant to Paragraph 25(a) or 27(a)(i)(I). Any Holder who receives the full amount of liquidated damages which such Holder is entitled to receive pursuant to Paragraph 4, 25 or 26 as a result of a Paragraph 4 Transaction, a Triggering Event or a Paragraph 26 Event shall no longer have the right to receive liquidated damages or to compel redemption of such Holder's Series A Preferred Shares in the event of a subsequent Paragraph 4 Transction, Triggering Event or Paragraph 26 Event. In addition, if the Company has commenced payment of liquidated damages due to a Paragraph 4 Transaction, Triggering Event or Paragraph 26 Event, it will still have the right to redeem Series A Preferred Shares by paying the full redemption price payable under Paragraph 4, Paragraph 25 or Paragraph 26, as the case may be, and upon payment of such full redemption price, the Company's obligation to continue paying such liquidated damages shall cease.

     28. SAVINGS CLAUSE. In case any provision of this Certificate of Designations is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Certificate of Designations will not in any way be affected or impaired thereby.

     29. ENTIRE AGREEMENT. This Certificate of Designations, the Subscription Agreement, the Warrant, the Registration Rights Agreement and the agreements referred to in this Certificate of Designations constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Certificate of Designations nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

     30. ASSIGNMENT, ETC. The Holder may, subject to compliance with the Subscription Agreement and to applicable Federal and state securities laws, transfer or assign the Series A Preferred Shares or any interest therein and may mortgage, encumber or transfer any of its rights or interest in and to the Series A Preferred Shares or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignment shall be of a minimum of ten (10) Series A Preferred Shares, or shall be all of the Holder's Series A Preferred Shares. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Certificate of Designations. The Company agrees that, subject to compliance with the Subscription Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all amounts which then and thereafter become due under this Certificate of Designations shall be paid to such assignee at the place of payment designed in such notice. This Certificate of Designations shall be binding upon the Company and its successors and shall insure to the benefit of the Holder and its successors and assigns.

     31. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

     32. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Immediately upon filing of this Fifth Articles of Amendment, the New Series A Shares shall be deemed to have been issued in exchange for the Old Series A Shares and references herein to Series A Preferred Shares shall be be deemed to be references to New Series A Shares. Each holder of a certificate representing Old Series A Shares shall be entitled to exchange such certificate for a new certificate representing New Series A Shares, but the failure to effect such an exchange of certificates shall not impair such holder's rights as a holder of New Series A Shares. Whenever the sense of this Fifth Articles of Amendment requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. If more than one Company is named herein, the liability of each shall be joint and several. Paragraph headings are for convenience only and shall not affect the meaning of this document.

          THIRD: The amendment was duly adopted by the directors of the Company on May 14, 1998, without shareholder action, which was not required for effectiveness pursuant to Section 607.0602 of the Florida Business Corporation Act.


IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                 Dated: May 14, 1998

                                 THE PANDA PROJECT, INC.

                             By: /s/ Stanford W. Crane, Jr.
                                 -----------------------------
                     Print Name:     Stanford W. Crane, Jr.
                    Print Title:     President & CEO
                  Print Address:     901 Yamato Road
                                     Boca Raton, FL 33431


ATTEST

C. Daryl Hollis
-------------------------
Secretary


                               EXHIBIT 1

                   (To be Executed by Registered Holder
              in order to Convert Series A Preferred Shares)

                           CONVERSION NOTICE
                           -----------------
                                  FOR
                                  ---
                 SERIES A CONVERTIBLE PREFERRED STOCK
                 ------------------------------------

The undersigned, as Holder of __ shares of Series A Convertible Preferred Stock of The Panda Project, Inc. (the "Company"), Nos. _________ (the "Series A Preferred Shares"), hereby irrevocably elects to convert the Series A Preferred Shares into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company according to the conditions of the Certificate of Designations, Preferences and Rights of the Series A Preferred Shares, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents that, after giving effect to the shares of the Common Stock to be issued pursuant to such conversion notice, the total number of shares of Common Stock deemed beneficially owned by the undersigned, together with all shares of Common Stock deemed beneficially owned by the undersigned's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of Common Stock.

Conversion Information:                NAME OF HOLDER:

                                 By: _________________________
                         Print Name:
                        Print Title:

            Print Address of Holder: _________________________

              Issue Common Stock to: _________________________

                                 at: _________________________


                          Date of Conversion _______________

                  Applicable Conversion Rate


                               EXHIBIT 2

                             PIK STATEMENT

Date: _____________

To:  [Name of Holder of Series A Preferred Shares]("Holder")

Re:    Series A Convertible Preferred Stock ("Series A Preferred
       Shares") of The Panda Project, Inc. (the "Company") Nos.
       ________.

In lieu of paying dividends on the above-referenced Series A Preferred Shares in coin or currency, the Company hereby elects to pay dividends on the Series A Preferred Shares, for the Dividend Payment Date indicated below, by having the amount of such dividends added to the Purchase Price of the Series A Preferred Shares. The Company hereby certifies to the Holder, its successors and assigns, that the Purchase Price of the Series A Preferred Shares after delivery of this PIK Statement equals the amount indicated below. Capitalized terms used in this PIK Statement and not otherwise defined shall have the meaning ascribed thereto in the Certificate of Designations for the Series A Preferred Shares.

     Dividend Payment Date:             ________________

     Purchase Price prior to issuance
     of this PIK Statement:             US$_____________

     PIK Dividend:                      US$_____________

     Purchase Price After
     issuance of this PIK Statement:    US$_____________


          IN WITNESS WHEREOF, this PIK Statement has been duly executed and delivered on the date first written above.

                                THE PANDA PROJECT, INC.

                                By: __________________________
                        Print Name:
                       Print Title: